Exhibit 99.1

BUSINESS1

Business Formation and Organizational Summary

Dominion Gas, a holding company formed in September 2013, is a wholly-owned subsidiary of Dominion, one of the nation’s largest producers and transporters of energy. We serve as the intermediate parent company for the majority of Dominion’s regulated natural gas operating subsidiaries, which conduct business activities through an interstate natural gas transmission pipeline system and storage facilities, a local natural gas distribution network and natural gas gathering, processing and treatment facilities (“Dominion’s regulated gas business”). Our business activities are carried out through our primary subsidiaries, The East Ohio Gas Company d/b/a Dominion East Ohio (“East Ohio”) and Dominion Transmission, Inc. (“DTI”). Through our subsidiary, Dominion Iroquois, Inc. (“Dominion Iroquois”), we also hold a 24.72% general partnership interest in the Iroquois Gas Transmission System L.P. (“Iroquois”).

We serve as the primary financing entity for Dominion’s regulated gas business. We believe this structure provides an efficient, transparent entity to finance capital investments related to the assets and cash flow of Dominion’s regulated gas business.

The principal executive offices of Dominion Gas and Dominion are located at 120 Tredegar Street, Richmond, Virginia 23219 and the telephone number for both Dominion Gas and Dominion is (804) 819-2000. Dominion maintains a website that contains information about Dominion and Dominion Gas at http://www.dom.com. Information on or accessible through our website is not a part of and is not incorporated by reference into this Report, and you should not rely on such information.

The following chart depicts Dominion’s organizational structure and certain other direct subsidiaries of Dominion highlighting our legal structure:

(1)	Dominion’s 50% membership interest in Blue Racer Midstream, LLC is held by this subsidiary.
(2)	Dominion’s merchant generation facilities are owned through this subsidiary (and are unrelated to the Dominion Energy operating segment of Dominion and Dominion Gas).

[1]	This exhibit is a part of the Form 8-K filed on June 26, 2014 (the “Report”) by Dominion Gas Holdings, LLC. For purposes of the Report and exhibits, unless we have indicated otherwise or the context otherwise requires, references to “Dominion Gas,” the “Company,” “we,” “our,” “us” or like terms refer to Dominion Gas Holdings, LLC and its subsidiaries and references to “Dominion” refer to Dominion Resources, Inc. and its subsidiaries.

Our Subsidiaries

•	East Ohio is a regulated natural gas distribution operation serving more than 1.2 million residential, commercial and industrial gas sales and transportation customers. The service territory covers 450 communities including Cleveland, Akron, Canton, Youngstown and other eastern and western Ohio communities. It operates more than 21,700 miles of natural gas distribution, transmission and gathering pipeline, exclusive of service lines, along with underground natural gas storage capability. Revenues provided by these operations are based primarily on rates approved by the Public Utilities Commission of Ohio (the “Ohio Commission”). Since October 2008, East Ohio has employed a straight-fixed-variable rate design allowing for the recovery of its fixed operating costs through a flat, monthly charge accompanied by a reduced volumetric-based delivery rate. Accordingly, East Ohio is less impacted by conservation or weather-related fluctuations in natural gas consumption than companies under a more traditional volumetric rate design for gas distribution. In addition to general rates for distribution services, the Ohio Commission has approved several stand-alone cost recovery mechanisms to provide recovery of costs as incurred along with a provision for a current return on certain infrastructure projects.

•	DTI is an interstate natural gas transmission pipeline company serving a broad mix of customers such as local gas distribution companies, marketers, interstate and intrastate pipelines, electric power generators, and natural gas producers. It maintains approximately 7,700 miles of transmission, gathering and storage pipeline across six states. The DTI system links to other major pipelines and markets in the mid-Atlantic, Northeast, and Midwest including Dominion’s Cove Point pipeline. DTI also operates one of the largest underground natural gas storage systems in the United States with 776 billion cubic feet (“bcf”) of total designed storage capacity. In addition, DTI is a producer and supplier of natural gas liquids (“NGLs”). At its Hastings Plant in West Virginia, DTI fractionates NGLs into products such as butane, propane, isobutane and natural gasoline, which it delivers to market through various interconnections. DTI’s revenue from providing services is primarily based upon rates established by the Federal Energy Regulatory Commission (“FERC”) including negotiated, firm and interruptible fee-based contractual arrangements.

Additionally, DTI sells extracted and separated products at market rates. DTI’s transportation contracts have an average tenor of 13 years, and storage contracts have an average tenor of 20 years when executed (based on a simple average). Gathering and processing contracts, while not typically long-term, are usually structured to be evergreen.

•	Dominion Iroquois holds a 24.72% general partnership interest in a 416-mile FERC regulated interstate natural gas pipeline extending from the United States-Canadian border at Waddington, New York through the state of Connecticut to South Commack, New York and Hunts Point, Bronx, New York. The Iroquois pipeline has more than doubled its design day capacity since 1991.